Exhibit 99.1

HANCOCK FABRICS REPORTS OPERATING INCOME OF $2.7 MILLION FOR THE 2014 FISCAL YEAR, ITS SECOND CONSECUTIVE YEAR OF OPERATING INCOME, AND FIRST POSITIVE CASH FLOW FROM OPERATIONS SINCE 2010

BALDWYN, MS, May l, 2015 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its fourth quarter of 2014, which contained 14 weeks, and the 2014 fiscal year ended January 31, 2015, which contained 53 weeks.

Financial results for the fourth quarter include:

●

Net sales for the quarter were $88.8 million compared to $81.3 million for the fourth quarter of 2013. On a comparable 13 week basis net sales increased by 2.8% year over year and comparable store sales increased by 2.2%.

●

Gross profit for the fourth quarter was 40.1% compared to 41.0% for the fourth quarter of the prior year. The reduction was mostly driven by increased promotions that improved sales, as evidenced by the increase in fourth quarter comparable store sales, and increased freight costs, partially offset by inventory shrink reduction.

●

Selling, general and administrative expenses for the quarter, including depreciation and amortization, decreased to 36.7% of net sales from 37.1% as reductions in rent, incentive compensation, store payroll and utilities were partially offset by increased insurance and employee benefit cost.

●	Operating income for the quarter was $3.0 million compared to $3.1 million in the fourth quarter last year.

●

EBITDA, a non-GAAP measure, which is defined as earnings (loss) before interest, taxes, depreciation and amortization, improved slightly to $4.4 million for the quarter from $4.3 million for the same period last year.

●

Net income decreased by $0.3 million with net income of $1.4 million, or $0.06 per diluted share, in the fourth quarter of fiscal 2014 compared to a net income of $1.7 million, or $0.07 per diluted share in the fourth quarter of fiscal 2013.

●

At quarter end, the Company had outstanding borrowings under its revolving line of credit of $59.1 million, a term loan balance of $15.0 million and outstanding letters of credit of $7.6 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $10.6 million. The balance of the Company’s subordinated debt was $8.2 million at quarter end.

Fiscal 2014 financial results include:

●

Net sales for fiscal year 2014 were $283.1 million compared to $276.0 million last year. On a comparable 52 week basis net sales increased by 0.7% and comparable same store sales also increased by 0.7%.

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Gross profit for fiscal 2014 declined by 30 basis points to 42.7% as compared to 43.0% for the prior year. The reduction was mostly due to increased promotions to drive sales volume and customer traffic and increased cost of handling inventory partially offset by inventory shrink reduction and vendor discounts.

●

Selling, general and administrative expenses for fiscal 2014, including depreciation and amortization increased to 41.7% of sales from 41.5% for the prior year. This increase was driven by increased depreciation from capital investments in stores and technology, increased insurance and employee benefit costs, partially offset by commission income and occupancy costs.

●	Operating income for 2014 was $2.7 million compared to $4.0 million for fiscal 2013.

●	EBITDA was $7.7 million for fiscal 2014 compared to $8.7 million for last year.

●	The net loss for fiscal 2014 was $3.2 million, or $0.15 per basic share, for fiscal year 2014, compared to a net loss of $1.9 million, or $0.09 per basic share for fiscal year 2013.

The Company announced on April 22, 2015 the refinancing of the Company’s existing senior debt under a new credit agreement with Wells Fargo Capital Finance and Great American Capital Partners. This will provide additional availability over the current senior debt and extends the maturity date of the Company’s senior debt to April 22, 2020, subject to a springing maturity provision which could cause the maturity date to be August 22, 2017 if the Company’s existing senior notes are not refinanced or repaid before that date and more than $750,000 of the senior notes remains outstanding on such date.

Steve Morgan, President and Chief Executive Officer commented, “We are encouraged to have produced two consecutive years of positive operating income, something we have not done since 2009. In addition to this we generated positive cash flow from operations for the first time since 2010. We are pleased with these accomplishments, but remained focused on continuous improvement in operations and cash management. We also recently announced a new five year refinancing deal with Wells Fargo Capital Finance and Great American Capital Partners. The new refinancing was undertaken early as it gives us an extended term on our debt and additional availability. This enhances our ability to drive operating results and further improve cash flow through inventory productivity. With the trend of positive operating income and new financing recently completed, we are confident about the direction the Company is heading and what we believe our potential to be. ”

Store Openings, Closings and Remodels

During the fourth quarter of 2014, the Company opened two new stores, relocated one store and closed one location. For the 2014 fiscal year, seven new stores opened, six closed, six stores were relocated and six remodeled ending the year with 263 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 263 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

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Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: adverse economic conditions; intense competition and adverse discounting actions taken by competitors; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively; our inability to effectively implement our growth strategy; our ability to attract and retain skilled people; interest rate increases ; our ability to successfully access funds through capital markets and financial institutions; significant changes in discount rates, mortality rates, actual investment return on pension assets and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs ; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores ; changes in the labor market and in federal, state, or local regulations ; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services ; a failure to adequately maintain the security of confidential information; failure to comply with various laws and regulations as well as litigation developments ; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles; serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs ; risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 31, 2015 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	January 31,	January 25,
(in thousands, except for share amounts)	2015	2014
Assets
Current assets:
Cash	$2,886	$1,806
Receivables	4,335	5,259
Inventories	108,917	107,180
Prepaid expenses	2,565	2,107
Total current assets	118,703	116,352

Property and equipment, net	33,637	33,409
Goodwill	2,880	2,880
Other assets	1,832	2,431
Total assets	$157,052	$155,072

Liabilities and Shareholders' (Deficit) Equity
Current liabilities:
Accounts payable	$22,845	$20,466
Accrued liabilities	14,515	13,742
Total current liabilities	37,360	34,208

Long-term debt obligations, net	82,339	78,691
Capital lease obligations	2,401	2,605
Postretirement benefits other than pensions	3,056	2,728
Pension and SERP liabilities	43,759	28,407
Other liabilities	5,702	5,351
Total liabilities	174,617	151,990

Commitments and contingencies
Shareholders' (deficit) equity:
Common stock, $.01 par value; 80,000,000 shares authorized; 35,507,986 and 35,116,436 issued and 22,006,329 and 21,641,004 outstanding, respectively	355	351
Additional paid-in capital	91,892	91,360
Retained earnings	91,331	94,484
Treasury stock, at cost, 13,501,657 and 13,475,432 shares held, respectively	(153,812)	(153,793)
Accumulated other comprehensive loss	(47,331)	(29,320)
Total shareholders' (deficit) equity	(17,565)	3,082
Total liabilities and shareholders' (deficit) equity	$157,052	$155,072

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HANCOCK FABRICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)		(unaudited)
	Fourteen Weeks Ended		Thirteen Weeks Ended
	January 31,	% of	January 25,	% of
	2015	net sales	2014	net sales

Net sales	$88,821	100.0%	$81,345	100.0%
Cost of goods sold	53,196	59.9	47,988	59.0

Gross profit	35,625	40.1	33,357	41.0

Selling, general and administrative expenses	31,472	35.4	29,271	36.0
Depreciation and amortization	1,130	1.3	941	1.1

Operating income	3,023	3.4	3,145	3.9

Interest expense, net	1,583	1.8	1,398	1.8

Income before income taxes	1,440	1.6	1,747	2.1
Income taxes	-	-	-	-

Net income	$1,440	1.6%	$1,747	2.1%

Earnings per share:
Basic earnings per share	$0.07		$0.08

Diluted earnings per share	$0.06		$0.07

Weighted average shares outstanding:
Basic	21,205		20,776

Diluted	22,832		25,256

	Fifty-three Weeks Ended		Fifty-two Weeks Ended
	January 31,	% of	January 25,	% of
	2015	net sales	2014	net sales

Net sales	$283,144	100.0%	$276,030	100.0%
Cost of goods sold	162,141	57.3	157,275	57.0

Gross profit	121,003	42.7	118,755	43.0

Selling, general and administrative expenses	114,172	40.3	111,107	40.2
Depreciation and amortization	4,095	1.4	3,623	1.3

Operating income	2,736	1.0	4,025	1.5

Interest expense, net	5,889	2.1	5,967	2.2

Loss before income taxes	(3,153)	(1.1)	(1,942)	(0.7)
Income taxes	-	-	-	-

Net loss	$(3,153)	(1.1)%	$(1,942)	(0.7)%

Basic and diluted loss per share:
Net loss	$(0.15)		$(0.09)

Weighted average shares outstanding:
Basic and diluted	21,009		20,562

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash provided by (used in) operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net income (loss) and net cash provided by (used in) operating activities.

Hancock Fabrics, Inc.

Reconciliation of EBITDA

(unaudited)	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	January 31,	January 25,	January 31,	January 25,
(in thousands)	2015	2014	2015	2014

Net cash provided by (used in) operating activities	$12,375	$5,826	$3,242	$(5,700)
Depreciation and amortization, including cost of goods sold	(1,368)	(1,159)	(4,951)	(4,693)
Amortization of deferred loan costs	(189)	(186)	(722)	(720)
Amortization of bond discount	-	-	-	(379)
Stock-based compensation	(142)	(134)	(536)	(623)
Inventory valuation reserve	215	466	111	(431)
Other	(148)	(76)	(316)	(324)
Changes in assets and liabilities	(9,303)	(2,990)	19	10,928

Net income (loss)	1,440	1,747	(3,153)	(1,942)
Interest expense, net	1,583	1,398	5,889	5,967
Depreciation and amortization, including cost of goods sold	1,368	1,159	4,951	4,693

EBITDA	$4,391	$4,304	$7,687	$8,718

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